 Exhibit 99.1

Concrete Pumping Holdings Reports Strong Fourth Quarter and Fiscal Year 2020 Results

- Revenue Improved 8% in 2020 to $304 Million, Adjusted EBITDA Improved 12% to $107.3 Million, Company Provides Full Year 2021 Outlook

DENVER, CO – January 12, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for its fourth quarter and fiscal year ended October 31, 2020.

Fourth Quarter Fiscal Year 2020 Summary vs. Fourth Quarter of Fiscal Year 2019 (where applicable)

●	Revenue declined to $79.2 million from $84.0 million (due to COVID-19 impacts).
●	Gross margin was 44.8% compared to 46.3%.
●	Net loss available to common shareholders was $2.8 million or $(0.05) per diluted share, compared to net income available to common shareholders of $0.1 million or $0.00 per diluted share.
●	Adjusted EBITDA[1] increased to $29.9 million from $29.6 million, with adjusted EBITDA margin improving 260 basis points to 37.8% from 35.2%.
●

Amounts outstanding under debt agreements was $382.9 million. Net debt[2] was reduced by $19.1 million during the quarter to $376.2 million, with total available liquidity of $59.3 million as of October 31, 2020.

Fiscal Year 2020 Financial Summary

●	Revenue increased 8% to $304.3 million compared to $283.0 million.
●	Gross margin improved 80 basis points to 45.1% compared to 44.3%.
●	Net loss available to common shareholders was $62.9 million or $(1.19) per diluted share, compared to a net loss of $34.2 million.
●	Adjusted EBITDA[1] improved 12% to $107.3 million compared to $95.5 million, with Adjusted EBITDA margin up 160 basis points to 35.3% from 33.7%.
●	Net debt was reduced by $42.0 million during the fiscal year.

1Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of Adjusted EBITDA and a reconciliation to the most comparable GAAP measure.

2Net debt is a non-GAAP financial measure. See Non-GAAP Financial Measures below for a discussion of the definition of net debt and a reconciliation to its most comparable GAAP measure.

Management Commentary

“Our fourth quarter and fiscal year 2020 results demonstrate the continued resiliency and strength of our business model,” said Bruce Young, CEO of Concrete Pumping Holdings. “We achieved year-over-year Adjusted EBITDA margin expansion for the quarter even as we continued to navigate the lingering effects of COVID-19 across our U.K. and U.S. markets. We also sustained strong momentum in our concrete waste management services business with another quarter of double-digit revenue growth. This helped deliver even stronger results for our full year, with meaningful revenue and Adjusted EBITDA growth, and expansion on both gross and Adjusted EBITDA margin. We are quite proud of these results amidst an uncertain market backdrop caused by COVID-19 for most of our fiscal year, which is a testament to the strength of our operations and our highly variable cost structure.

“We ended the fiscal year with a significantly strengthened balance sheet. During the fourth quarter, we reduced net debt by $19.1 million and expanded our total available liquidity to $59.3 million, achieving our pre-COVID-19 targeted year-end net debt to Adjusted EBITDA leverage ratio of 3.5x. Combined with our healthy operating cash flow and no near-term debt maturities, these improvements not only demonstrate a strong liquidity position, but also give us greater flexibility to seek investment opportunities that support our long-term growth.

“As we enter fiscal year 2021, we are committed first and foremost to employee health and safety and to further accelerating our momentum and capitalizing on the benefits of our diversified business. We expect concrete waste management and residential construction to remain areas of strength, and we will continue monitoring recovery trends in certain areas of our business experiencing COVID-19 impacts. With our solid financial foundation, we believe that we are well-positioned to pursue opportunities that would increase our penetration in existing markets and allow us to expand into new ones. We are grateful for the hard work of our team and the support of our shareholders as we aim to deliver on our long-term growth strategy.”

Fourth Quarter Fiscal Year 2020 Financial Results

Revenue in the fourth quarter of fiscal year 2020 was $79.2 million compared to $84.0 million in the fourth quarter of fiscal year 2019. Despite modest organic growth in many of the Company's domestic U.S. markets, the decrease was driven by lingering COVID-19-related impacts across its U.K. and certain U.S. markets.

Gross profit in the fourth quarter of fiscal year 2020 was $35.5 million compared to $38.8 million in the year-ago quarter. Gross margin was 44.8% compared to 46.3% in the prior year quarter. The decrease primarily reflects higher depreciation expenses relative to the prior year period. The Company continues to prudently and effectively manage variable costs across the organization.

General and administrative expenses in the fourth quarter of fiscal year 2020 were $31.1 million compared to $28.2 million in the prior year quarter. The increase was primarily due to $5.6 million in higher non-cash stock-based compensation expense, which was required following a revaluation and acceleration of expense after most outstanding awards were modified at the end of fiscal year 2020. This was slightly offset by a $2.0 million decline in amortization of intangibles expense. Excluding non-cash costs for depreciation of $0.4 million, amortization of intangibles of $8.1 million and stock-based compensation of $7.2 million, general and administrative expenses decreased 5% to $15.3 million in the fourth quarter of fiscal year 2020.

Net loss attributable to common shareholders in the fourth quarter of fiscal year 2020 was $2.8 million or $(0.05) per diluted share, compared to net income of $0.1 million or $0.00 per diluted share in the prior year quarter.

Adjusted EBITDA in the fourth quarter of fiscal year 2020 increased to $29.9 million compared to $29.6 million in the year-ago quarter. Adjusted EBITDA margin improved 260 basis points to 37.8% compared to 35.2% in the year-ago quarter, primarily due to strong cost management throughout the business.

Fiscal Year 2020 Financial Results

Revenue in fiscal year 2020 improved 8% to $304.3 million compared to $283.0 million in fiscal year 2019. The increase was primarily driven by the acquisition of Capital Pumping L.P. (“Capital”) in May 2019, modest organic growth in many of the U.S. Concrete Pumping markets, and strong revenue growth in the U.S. Concrete Waste Management Services segment.

Gross profit in fiscal year 2020 improved 10% to $137.3 million compared to $125.4 million in fiscal year 2019. Gross margin improved 80 basis points to 45.1% compared to 44.3% in fiscal year 2019, primarily due to the post-acquisition contribution from Capital and more favorable fuel pricing.

General and administrative expenses in fiscal year 2020 were $111.1 million compared to $96.9 million in fiscal year 2019. The overall increase was largely due to: a $7.8 million increase in non-cash stock-based compensation expense, which was required following a revaluation and acceleration of expense after most outstanding awards were modified at the end of fiscal year 2020; and a full year of G&A expenses from Capital. Excluding non-cash costs for depreciation, amortization of intangibles, and stock-based compensation, G&A expenses as a percent of revenue increased slightly from 20.7% in fiscal year 2019 to 21.2% in fiscal year 2020.

Net loss available to common shareholders in fiscal year 2020 was $62.9 million or $(1.19) per diluted share, compared to a net loss of $34.2 million in fiscal year 2019.

Adjusted EBITDA in fiscal year 2020 increased 12% to $107.3 million compared to $95.5 million in fiscal year 2019, primarily due to the increase in gross margin. Adjusted EBITDA margin increased 160 basis points to 35.3% compared to 33.7% in fiscal year 2019.

Liquidity

On October 31, 2020, the Company had debt outstanding of $382.9 million, net debt of $376.2 million and total available liquidity of $59.3 million. Net debt2 improved by $19.1 million from the end of the third quarter of fiscal year 2020, and by $42.0 million from October 31, 2019. The Company achieved its pre-COVID-19 targeted year-end net debt to Adjusted EBITDA leverage ratio of 3.5x as at October 31, 2020 which is an improvement from 4.4x at October 31, 2019.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal 2020 was $58.5 million compared to $62.1 million in the year-ago quarter. The decrease was driven by COVID-19-related declines in certain markets, which offset modest organic growth across many other markets. Net loss in the fourth quarter was $4.2 million compared to net income of $0.5 million in the prior year quarter. Adjusted EBITDA increased 6% to $20.6 million in the fourth quarter of fiscal 2020 compared to $19.4 million in the year-ago quarter, primarily due to gross margin improvements.

Revenue in fiscal year 2020 increased 13% to $229.7 million compared to $203.7 million in fiscal year 2019. The incremental benefit of the acquisition of Capital, which increased pumping capacity in Texas, drove $22.9 million of the increase in revenue, with the remainder driven by modest organic growth in many domestic markets. Net loss increased to $50.1 million in fiscal year 2020 from $36.3 million in fiscal year 2019. Adjusted EBITDA in fiscal year 2020 increased 19% to $74.9 million compared to $62.8 million in fiscal year 2019. This was largely due to the acquisition of Capital Pumping and improved gross margin as a result of more favorable fuel pricing.

U.K. Operations. Revenue in the fourth quarter of fiscal 2020 was $10.9 million compared to $13.0 million in the year-ago quarter. The decline was attributable to the continued impacts of COVID-19 throughout the region. Net income in the fourth quarter was $0.2 million compared to $0.9 million in the prior year fourth quarter. Adjusted EBITDA was $3.7 million compared to $4.3 million in the year-ago quarter, primarily due to the decline in revenue.

Revenue in fiscal year 2020 was $39.1 million compared to $49.2 million in fiscal year 2019. The decrease was driven by the impacts of COVID-19, which drove temporary job site lockdowns and project delays across the Company’s U.K. business operations in the month of April and negatively impacted operations throughout the remainder of fiscal 2020. Net loss for fiscal year 2020 was $16.6 million compared to net income of $1.3 million in fiscal year 2019. Adjusted EBITDA in fiscal year 2020 was $12.2 million compared to $15.7 million in fiscal year 2019, with the decrease primarily due to the decline in revenue caused by COVID-19 impacts.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal 2020 increased 11% to $9.9 million compared to $9.0 million in the year-ago quarter. The increase was due to strong organic growth and the continued benefit of pricing improvements, new product offerings and sustained momentum in branch locations established over the last year. Net income in the fourth quarter was $1.5 million compared to net loss of $1.5 million in the prior year fourth quarter. Adjusted EBITDA in the fourth fiscal quarter increased 3% to $5.0 million compared to $4.9 million over the year-ago quarter, with the increase attributable to the strong revenue growth.

Revenue in fiscal year 2020 increased 18% to $35.9 million compared to $30.4 million in fiscal year 2019, with the increase driven by the robust organic growth, pricing improvements, new product offerings and sustained momentum in the newer branch locations. Net income increase to $4.4 million in fiscal year 2020 compared to net income of $0.5 million in fiscal year 2019. Adjusted EBITDA in fiscal year 2020 increased 25% to $17.7 million compared to $14.2 million in fiscal year 2019, with the increase primarily attributable to the revenue growth and capturing incremental economies of scale in the business.

Fiscal Year 2021 Outlook

CPH will continue to closely monitor the pace of recovery across its markets but believes it is currently well-positioned to navigate the current COVID-19 environment. As such, the Company is reinstating its full-year outlook and expects fiscal year 2021 revenue to range between $300.0 million to $310.0 million, Adjusted EBITDA to range between $105.0 million to $110.0 million, and free cash flow3 to range between $47.5 million and $52.5 million. The midpoint of the Company's free cash flow outlook implies an approximately 20% yield to its current market capitalization of approximately $250 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2020 results.

Date: Tuesday, January 12, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13714431

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through February 2, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13714431

3 Free cash flow is defined as Adjusted EBITDA less net capital expenditures less cash paid for interest.

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2020, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 30 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Presentation of Predecessor and Successor Financial Results

As a result of the business combination between our predecessor, Industrea Acquisition Corp., and the private operating company formerly called Concrete Pumping Holdings, Inc. (the “Business Combination”), the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Consolidated Financial Statements include a black line to distinguish the results for Predecessor and Successor reporting entities shown, as they are presented on a different basis and are therefore, not comparable.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2021 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts of the COVID-19 pandemic and related economic conditions on the Company; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees, and realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and Net Debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA and net debt differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the fiscal year 2019.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	Successor	Successor
	October 31,	October 31,
(in thousands, except per share amounts)	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$6,736	$7,473
Trade receivables, net	44,343	45,957
Inventory	4,630	5,254
Income taxes receivable	1,602	697
Prepaid expenses and other current assets	2,694	3,378
Total current assets	60,005	62,759

Property, plant and equipment, net	304,254	307,415
Intangible assets, net	183,839	222,293
Goodwill	223,154	276,088
Other non-current assets	1,753	1,813
Deferred financing costs	753	997
Total assets	$773,758	$871,365

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$1,741	$23,555
Term loans, current portion	20,888	20,888
Current portion of capital lease obligations	97	91
Accounts payable	6,587	7,408
Accrued payroll and payroll expenses	13,065	9,177
Accrued expenses and other current liabilities	18,879	28,106
Income taxes payable	1,055	1,153
Deferred consideration	-	1,708
Total current liabilities	62,312	92,086

Long term debt, net of discount for deferred financing costs	343,906	360,938
Capital lease obligations, less current portion	380	477
Deferred income taxes	68,019	69,049
Total liabilities	474,617	522,550

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2020 and October 31, 2019	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,463,992 and 58,253,220 issued and outstanding as of October 31, 2020 and October 31, 2019, respectively	6	6
Additional paid-in capital	361,943	350,489
Treasury stock	(131)	-
Accumulated other comprehensive loss	(606)	(599)
Accumulated deficit	(87,071)	(26,081)
Total stockholders' equity	274,141	323,815

Total liabilities and stockholders' equity	$773,758	$871,365

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

						S/P Combined
	Successor				Predecessor	(non-GAAP)
(in thousands, except share and per share amounts)	Three Months Ended October 31, 2020	Three months Ended October 31, 2019	Year Ended October 31, 2020	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year Ended October 31, 2019

Revenue	$79,190	$83,952	$304,301	$258,565	$24,396	$282,961
Cost of operations	43,703	45,116	166,998	143,512	14,027	157,539
Gross profit	35,487	38,836	137,303	115,053	10,369	125,422
Gross margin	44.8%	46.3%	45.1%	44.5%	42.5%	44.3%

General and administrative expenses	31,145	28,221	111,087	91,914	4,936	96,850
Goodwill and intangibles impairment	-	63	57,944	1,521	14,167	15,688
Transaction costs	-		-
Income (loss) from operations	4,342	10,552	(31,728)	21,618	(8,734)	12,884

Interest expense, net	(7,777)	(10,127)	(34,408)	(34,880)	(1,644)	(36,524)
Loss on extinguishment of debt	-	-	-	-	(16,395)	(16,395)
Other income, net	31	(12)	169	47	6	53
Income (loss) before income taxes	(3,404)	413	(65,967)	(13,215)	(26,767)	(39,982)

Income tax expense (benefit)	(1,147)	(188)	(4,977)	(3,303)	(4,192)	(7,495)
Net Income (loss)	(2,257)	601	(60,990)	(9,912)	(22,575)	(32,487)

Less preferred shares dividends	(498)	(464)	(1,930)	(1,623)	(126)	(1,749)
Less undistributed earnings allocated to preferred shares	-	-	-	-	-	-

Income (loss) available to common shareholders	$(2,755)	$137	$(62,920)	(11,535)	$(22,701)	$(34,236)

Weighted average common shares outstanding
Basic	52,782,663	52,497,761	52,752,884	41,445,508	7,576,289
Diluted	52,782,663	55,629,929	52,752,884	41,445,508	7,576,289

Net (loss) income per common share
Basic	$(0.05)	$0.00	$(1.19)	$(0.28)	$(3.00)
Diluted	$(0.05)	$0.00	$(1.19)	$(0.28)	$(3.00)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

Consolidated Statements of Cash Flows
	Successor		Predecessor
(in thousands, except per share amounts)	Year Ended October 31, 2020	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018

Net income (loss)	$(60,990)	$(9,912)	$(22,575)
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and intangibles impairment	57,944	-
Depreciation	28,264	20,279	2,060
Deferred income taxes	(1,029)	(2,446)	(4,355)
Amortization of deferred financing costs	4,100	3,664	152
Write off deferred debt issuance costs	-	-	3,390
Amortization of debt premium	-	-	(11)
Amortization of intangible assets	33,392	32,366	653
Stock-based compensation expense	11,454	3,619	27
Prepayment penalty on early extinguishment of debt	-	-	13,004
(Gain)/loss on the sale of property, plant and equipment	(1,508)	(611)	(166)
Payment of contingent consideration in excess of amounts established in purchase accounting	(526)	207	-
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	1,597	(5,861)	485
Inventory	624	(466)	(294)
Prepaid expenses and other current assets	1,651	(1,001)	(1,283)
Income taxes payable, net	(998)	(1,428)	203
Accounts payable	(796)	(7,303)	(654)
Accrued payroll, accrued expenses and other current liabilities	5,791	(8,330)	17,280
Net cash (used in) provided by operating activities	78,970	22,777	7,916

Cash flows from investing activities:
Purchases of property, plant and equipment	(39,339)	(35,736)	(503)
Proceeds from sale of property, plant and equipment	3,486	3,073	364
Cash withdrawn from Industrea Trust Account	-	238,474	-
Acquisition of net assets, net of cash acquired - CPH acquisition	-	(449,436)	-
Acquisition of net assets, net of cash acquired - Capital acquisition		(129,218)
Acquisition of net assets, net of cash acquired - Other business combinations	-	(2,257)	-
Net cash (used in) investing activities	(35,853)	(375,100)	(139)

Cash flows from financing activities:
Proceeds on long term debt	-	417,000	-
Payments on long term debt	(20,888)	(14,906)	-
Proceeds on revolving loan	285,861	222,213	4,693
Payments on revolving loan	(307,518)	(198,863)	(20,056)
Redemption of common shares	-	(231,415)	-
Payment of debt issuance costs	-	(24,929)	-
Payments on capital lease obligations	(91)	(78)	(7)
Issuance of common stock related to stock plans	-	-	-
Purchase of treasury stock	(131)	-	-
Issuance of preferred shares	-	25,000	-
Payment of underwriting fees	-	(8,050)	-
Issuance of common shares - Dec 2018	-	96,900	-
Issuance of common shares - May 2019		77,387
Payment of contingent consideration established in purchase accounting	(1,161)	-	-
Proceeds on exercise of rollover incentive options	-	1,370	-
Net cash provided by (used in) financing activities	(43,928)	361,629	(15,370)
Effect of foreign currency exchange rate on cash	74	(1,837)	(70)
Net increase (decrease) in cash and cash equivalents	(737)	7,469	(7,663)
Cash and cash equivalents:
Beginning of period	7,473	4	8,621
End of period	$6,736	$7,473	$958

Concrete Pumping Holdings, Inc.
Segment Revenue

	Successor		Change
(in thousands)	Three Months Ended October 31, 2020	Three Months Ended October 31, 2019	$	%
Revenue
U.S. Concrete Pumping	$58,529	$62,062	$(3,533)	-5.7%
U.K. Operations	10,852	13,025	(2,173)	-16.7%
U.S. Concrete Waste Management Services	9,912	8,973	939	10.5%
Corporate	625	624	1	0.2%
Intersegment	(728)	(732)	4	-0.5%
	$79,190	$83,952	$(4,762)	-5.7%

				S/P Combined
	Successor		Predecessor	(non-GAAP)	Change
(in thousands)	Year Ended October 31, 2020	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year Ended October 31, 2019	$	%
Revenue
U.S. Concrete Pumping	$229,740	$187,031	$16,659	$203,690	$26,050	12.8%
U.K. Operations	39,145	44,021	5,143	49,164	(10,019)	-20.4%
U.S. Concrete Waste Management Services	35,890	27,779	2,628	30,407	5,483	18.0%
Corporate	2,500	2,258	242	2,500	-	0.0%
Intersegment	(2,974)	(2,524)	(276)	(2,800)	(174)	6.2%
	$304,301	$258,565	$24,396	$282,961	$21,340	7.5%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA

	Net Income		Adjusted EBITDA
(in thousands)	Three Months Ended October 31, 2020	S/P Combined Year Ended October 31, 2019	Three Months Ended October 31, 2020	Three months ended October 31, 2019	$ Change	% Change

U.S. Concrete Pumping	$(4,213)	$501	$20,550	$19,362	$1,188	6.1%
U.K. Operations	247	893	3,704	4,328	(624)	-14.4%
U.S. Concrete Waste Management Services	1,500	(1,455)	5,035	4,869	166	3.4%
Corporate	210	662	625	992	(367)	-37.0%
	$(2,256)	$601	$29,914	$29,551	$363	1.2%

	Net Income		Adjusted EBITDA
(in thousands)	Year Ended October 31, 2020	S/P Combined Year Ended October 31, 2019	Year Ended October 31, 2020	S/P Combined Year Ended October 31, 2019	$ Change	% Change
						%
U.S. Concrete Pumping	$(50,140)	$(36,283)	$74,886	$62,821	$12,065	19.2%
U.K. Operations	(16,620)	1,281	12,228	15,694	(3,466)	-22.1%
U.S. Concrete Waste Management Services	4,404	489	17,686	14,177	3,509	24.8%
Corporate	1,366	2,026	2,501	2,802	(301)	-10.7%
	$(60,990)	$(32,487)	$107,301	$95,494	$11,807	12.4%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (loss)	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures

Q1 2017	$46	$(6)	$14	$4	$9
Q2 2017	$51	$3	$16	$3	$13
Q3 2017	$55	$4	$18	$1	$18
Q4 2017	$60	$1	$20	$14	$6
Q1 2018	$53	$18	$16	$7	$9
Q2 2018	$56	$5	$18	$1	$17
Q3 2018	$66	$5	$22	$11	$11
Q4 2018	$68	$1	$22	$9	$13
Q1 2019	$58	$(26)	$17	$11	$6
Q2 2019	$62	$(10)	$18	$13	$5
Q3 2019	$79	$3	$31	$4	$27
Q4 2019	$84	$1	$30	$5	$25
Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Predecessor
(dollars in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	November 1, 2018 through December 5, 2018
Consolidated
Net income (loss)	$(6,296)	$2,556	$3,923	$730	$17,558	$4,610	$4,825	$1,389	$(22,575)
Interest expense, net	6,386	6,095	5,456	4,811	5,087	5,126	5,477	5,735	1,644
Income tax expense (benefit)	646	592	1,822	697	(13,544)	1,211	1,701	848	(4,192)
Depreciation and amortization	6,229	5,919	6,390	8,616	6,110	6,293	6,150	7,070	2,713
EBITDA	6,965	15,162	17,591	14,854	15,211	17,240	18,153	15,042	(22,410)
Transaction expenses	5,304	-	(465)	(349)	8	1,117	1,395	5,070	14,167
Loss on debt extinguishment	-	213	279	4,669	-	-	-	-	16,395
Stock based compensation	-	-	-	-	93	94	94	-	-
Other expense (income)	(39)	(32)	(19)	(84)	(12)	(8)	(14)	(21)	(6)
Goodwill and intangibles impairment	-	-	-	-	-	-	-	-	-
Other adjustments	1,172	1,108	1,051	985	1,324	(471)	2,674	2,161	1,442
Adjusted EBITDA	$13,402	$16,451	$18,437	$20,075	$16,624	$17,972	$22,302	$22,252	$9,588

	Successor	S&P Combined (non-GAAP)	Successor			Predecessor	S&P Combined (non-GAAP)	Successor
(dollars in thousands)	December 6, 2018 through October 31, 2019	Q1 2019	Q2 2019	Q3 2019	Q4 2019	YTD 2018	YTD 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Consolidated
Net income (loss)	$(9,912)	$(26,205)	$(9,645)	$2,762	$601	$28,382	$(32,487)	$(2,746)	$(58,968)	$2,981	$(2,257)
Interest expense, net	34,880	7,236	9,318	9,843	10,127	21,425	36,524	9,503	8,765	8,364	7,777
Income tax expense (benefit)	(3,303)	(6,957)	1,572	(1,922)	(188)	(9,784)	(7,495)	(1,147)	(2,221)	(462)	(1,147)
Depreciation and amortization	52,652	11,087	12,132	16,477	15,669	25,623	55,365	15,085	15,076	14,665	16,827
EBITDA	74,317	(14,839)	13,377	27,160	26,209	65,646	51,907	20,695	(37,348)	25,548	21,200
Transaction expenses	1,521	14,167	1,282	176	63	7,590	15,688	-	-	-	-
Loss on debt extinguishment	-	16,395	-	-	-	-	16,395	-	-	-	-
Stock based compensation	3,619	-	361	1,625	1,633	281	3,619	1,467	1,383	1,357	7,247
Other expense (income)	(47)	(17)	(20)	(28)	12	(55)	(53)	(69)	(33)	(36)	(31)
Goodwill and intangibles impairment	-	-	-	-	-	-	-	-	57,944	-	-
Other adjustments	6,496	1,442	3,234	1,627	1,635	5,688	7,938	1,741	1,569	3,169	1,498
Adjusted EBITDA	$85,906	$17,148	$18,234	$30,560	$29,552	$79,150	$95,494	$23,834	$23,515	$30,038	$29,914

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

						S/P Combined
	Successor				Predecessor	(non-GAAP)
(dollars in thousands)	Three Months Ended October 31, 2020	Three months ended October 31, 2019	Year Ended October 31, 2020	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year ended October 31, 2019
Consolidated
Net income (loss)	$(2,257)	$601	$(60,990)	$(9,912)	$(22,575)	$(32,487)
Interest expense, net	7,777	10,127	34,408	34,880	1,644	36,524
Income tax expense (benefit)	(1,147)	(188)	(4,977)	(3,303)	(4,192)	(7,495)
Depreciation and amortization	16,827	15,668	61,655	52,652	2,713	55,365
EBITDA	21,200	26,208	30,096	74,317	(22,410)	51,907
Transaction expenses	-	63	-	1,521	14,167	15,688
Loss on debt extinguishment	-	-	-	-	16,395	16,395
Stock based compensation	7,247	1,633	11,455	3,619	-	3,619
Other expense (income)	(31)	12	(169)	(47)	(6)	(53)
Goodwill and intangibles impairment	-	-	57,944	-	-	-
Other adjustments	1,498	1,635	7,975	6,496	1,442	7,938
Adjusted EBITDA	$29,914	$29,551	$107,301	$85,906	$9,588	$95,494

U.S. Concrete Pumping
Net income (loss)	$(4,211)	$501	$(50,140)	$(11,031)	$(25,252)	$(36,283)
Interest expense, net	7,005	9,415	31,452	32,173	1,154	33,327
Income tax expense (benefit)	(1,451)	(3,244)	(5,955)	(6,658)	(2,102)	(8,760)
Depreciation and amortization	11,824	10,774	41,717	32,245	1,635	33,880
EBITDA	13,167	17,446	17,074	46,729	(24,565)	22,164
Transaction expenses	-	63	-	1,521	14,167	15,688
Loss on debt extinguishment	-	-	-	-	16,395	16,395
Stock based compensation	7,247	1,633	11,455	3,619	-	3,619
Other expense (income)	(22)	12	(37)	(45)	(6)	(51)
Goodwill and intangibles impairment	-	-	43,500	-	-	-
Other adjustments	160	208	2,894	4,245	761	5,006
Adjusted EBITDA	$20,552	$19,362	$74,886	$56,069	$6,752	$62,821

U.K. Operations
Net income (loss)	$247	$893	$(16,620)	$1,123	$158	$1,281
Interest expense, net	771	711	2,955	2,705	490	3,195
Income tax expense (benefit)	(252)	478	80	538	49	587
Depreciation and amortization	2,109	1,646	8,422	8,807	890	9,697
EBITDA	2,875	3,728	(5,163)	13,173	1,587	14,760
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	(9)	-	(132)	-	-	-
Goodwill and intangibles impairment	-	-	14,444	-	-	-
Other adjustments	838	600	3,079	861	73	934
Adjusted EBITDA	$3,704	$4,328	$12,228	$14,034	$1,660	$15,694

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA (continued)

						S/P Combined
	Successor				Predecessor	(non-GAAP)
(dollars in thousands)	Three Months Ended October 31, 2020	Three months ended October 31, 2019	Year Ended October 31, 2020	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year ended October 31, 2019
U.S. Concrete Waste Management Services
Net income (loss)	$1,497	$(1,455)	$4,404	$(1,520)	$2,009	$489
Interest expense, net	-	1	-	2	-	2
Income tax expense (benefit)	349	2,505	593	2,485	(1,784)	701
Depreciation and amortization	2,687	3,039	10,687	10,871	163	11,034
EBITDA	4,533	4,090	15,684	11,838	388	12,226
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	-	-	-	(2)	-	(2)
Goodwill and intangibles impairment	-	-	-	-	-	-
Other adjustments	500	779	2,002	1,342	611	1,953
Adjusted EBITDA	$5,033	$4,869	$17,686	$13,178	$999	$14,177

Corporate
Net income (loss)	$210	$662	$1,366	$1,516	$510	$2,026
Interest expense, net	1	-	1	-	-	-
Income tax expense (benefit)	207	73	305	332	(355)	(23)
Depreciation and amortization	207	209	829	729	25	754
EBITDA	625	944	2,501	2,577	180	2,757
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	-	-	-	-	-	-
Goodwill and intangibles impairment	-	-	-	-	-	-
Other adjustments	-	48	-	48	(3)	45
Adjusted EBITDA	$625	$992	$2,501	$2,625	$177	$2,802

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	Change in Net
(in thousands)	2020	2020	2020	2020	Debt Q3 to Q4
Term loan outstanding	396,871	391,650	386,427	381,205	(5,222)
Revolving loan draws outstanding	38,661	39,211	12,990	1,741	(11,249)
Less: Cash	(2,636)	(18,048)	(4,131)	(6,736)	(2,605)
Net debt	432,896	412,813	395,286	376,210	(19,076)